EXHIBIT 5.1

November 3, 2017

Board of Directors
Northwest Natural Gas Company
220 N.W. Second Avenue
Portland, Oregon 97209

We have acted as counsel for Northwest Natural Gas Company (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 250,000 shares of Common Stock (the “Shares”) issuable in connection with the Company’s Long Term Incentive Plan (the “Plan”). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that all requisite action necessary to make the Shares validly issued, fully paid and non-assessable will have been taken when:

(1)    the issuance of the Shares shall have been authorized by the Oregon Public Utility Commission, and the Company shall have made a filing with the Washington Utilities and Transportation Commission in compliance with RCW §80.08.040 with respect to such issuance; and

(2)    the Shares shall have been issued in accordance with the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stoel Rives LLP
STOEL RIVES LLP